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                            Independent Auditors' Consent


The Board of Trustees
The Pacific Innovations Trust:

We consent to the inclusion in The Pacific Innovations Trust's Post-Effective Amendment No. 1 to the Registration Statement No. 333-14191 filed on Form N-1A under the Securities Act of 1933 and Amendment No. 2 to the Registration Statement No. 811-07863 filed on Form N-1A under the Investment Company Act of 1940 of our report dated February 11, 1997, on the statements of assets and liabilities of the Money Market Fund, Managed Bond Fund, Capital Income Fund, Blue Chip Fund, Mid-Cap Equity Fund, Aggressive Growth Fund, and International Fund, constituting the Pacific Innovations Trust, as of February 7, 1997.

We also consent to the reference to our firm under the headings "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.



                                        KPMG Peat Marwick LLP



Los Angeles, California
August 29, 1997